Exhibit 10.26

July 5, 2011

Andrew M. Appel

[                    ]

Glencoe, Illinois 60022

Re: Offer of Employment

Dear Andrew,

I have very much enjoyed getting to know you and your considerable accomplishments through our ongoing conversations. I am truly looking forward to having you join our team and I am thrilled to confirm our offer of employment.

We are inviting you to join our senior leadership team as Senior Vice President, Revenue Operations, reporting directly to the CEO. Your starting salary will be $600,000 per year paid semi-monthly and you will be eligible to participate in the Company’s Annual Bonus Program with an annual bonus target of $200,000. The bonus is discretionary and will be earned based upon your performance and that of the Company. The performance year for the Annual Bonus Program begins January 1 and your 2011 bonus target will be pro-rated based upon the months of employment during the performance year. You will also be eligible for health benefits on your first day of employment.

More importantly, we are offering you a significant stake in the success of our company in the form of a grant of 500,000 options to purchase Accretive Health common stock. The grant will be made after your employment start date, pursuant to the terms and conditions of the Accretive Health 2010 Stock Incentive Plan. The options will vest annually over a four year period, with your vesting date being the first anniversary of your employment start date.

We also agree that in the unlikely event that the company elects to terminate your employment, you will be entitled to twelve (12) months continuation of salary and benefits (at then-current employee rates) following your termination, subject to mitigation upon re-employment and your obligation to pursue re-employment options with reasonable diligence. This benefit will not be available in the event that the termination is for “cause”.

We are very excited about the impact you’ll have on the company and look forward to joining you as early as possible. If you have any questions please call me on my cell at [            ]. I have asked Jeff Bucklew, our Vice President of Human Resources, to be available to coordinate any questions from the standpoint of transition or on-boarding; he can be reached at [            ] or [            ] (cell). If you have any questions, please feel free to give either one of us a call.

Andrew, I truly believe that we are building the best team in the industry and that you will be a great contributor to the senior team. I look forward to receiving your acceptance and working with you.

Best Regards,	Agreed and Accepted:

/s/ Mary Tolan	/s/ Andrew M. Appel	7/5/2011
Mary Tolan	Andrew M. Appel	Date
Founder & CEO